PRIVATE OFFERING NOTICE


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                           Merrill Lynch & Co., Inc.
                    International Strategic Return Notes(R)
         Linked to the Select Asia Total Return Index due April , 2009
                   US$10 public offering price per security

                            Private Offering Notice

                                 Summary Terms

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
The securities:                                                     Payment at maturity:
o  Senior unsecured debt securities of Merrill Lynch & Co.,         o  The amount an investor will receive at maturity or upon
    Inc.                                                               exchange will be based upon the percentage change in the
                                                                       value of the Select Asia Total Return Index, which
o  Exchangeable at the investor's option for a cash payment            reflects the performance of the S&P Asia 50 Net Total
   during a specified period in April of each year from 2005           Return Index, less an annual adjustment factor of 2%
   through 2008 as described in the prospectus supplement.             applied daily. The S&P Asia 50 Net Total Return Index is a total return index, net of taxes, which reflects the total
o  No payments prior to maturity unless exchanged.                     return of fifty dividend-yielding stocks from four major
                                                                       Asian markets, Hong Kong, Korea, Singapore and Taiwan. The
o  Linked to the value of the Select Asia Total Return                 value of the Select Asia Total Return Index must increase
   Index.                                                              by at least 1.52% in order for an investor to receive at
                                                                       least the original public offering price of $10 per
o  Expected settlement date: April  , 2004.                            security at maturity or upon exchange. If the value of the
                                                                       Select Asia Total Return Index has declined or has not
o  The securities are made available to each investor                  increased sufficiently, an investor will receive less, and
   outside of the United States in a minimum initial                   possibly significantly less, than the public offering
   investment of US$50,000 or such other amount, and subject           price of $10 per security.
   to such other restrictions, as may be applicable to such
   investor under the private offering rules of any
   jurisdiction outside of the United States.
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THE SECURITIES (THE "SECURITIES"), THE SUBJECT OF THE ATTACHED OFFERING
DOCUMENT (THE "OFFERING DOCUMENT"), HAVE NOT BEEN APPROVED FOR PUBLIC SALE IN
ANY JURISDICTION OUTSIDE OF THE UNITED STATES. AS SUCH, THE SECURITIES ARE
MADE AVAILABLE TO INVESTORS OUTSIDE OF THE UNITED STATES ONLY IN ACCORDANCE
WITH APPLICABLE PRIVATE OFFERING RULES. THE OFFERING DOCUMENT MAY NOT BE
COPIED OR OTHERWISE MADE AVAILABLE TO ANY OTHER PERSON BY ANY RECIPIENT
WITHOUT THE EXPRESS WRITTEN CONSENT OF THE COMPANY.

THE DISCUSSION CONTAINED IN THE OFFERING DOCUMENT RELATING TO THE TAX IMPLICATIONS OF INVESTING IN THE SECURITIES IS NOT BASED UPON, AND DOES NOT REFLECT, THE TAX LAWS OF ANY JURISDICTION OUTSIDE OF THE U.S. ACCORDINGLY, INVESTORS SHOULD CONSULT THEIR LOCAL TAX ADVISOR BEFORE MAKING AN INVESTMENT IN THE SECURITIES.


                           PRIVATE OFFERING NOTICE

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This Notice and the Offering Document have been issued by Merrill Lynch & Co.,
Inc. (the "Company") for information only. Prospective investors should not treat the contents of this Notice as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Securities. Attention is drawn in particular to risk factors on pages S-6 to S-9 of the Offering Document. Subject to this Notice, the Offering Document has been approved for issue in the United Kingdom by Merrill Lynch International Bank Limited ("MLIB"), which is regulated by the Financial Services Authority, with registered office at Merrill Lynch Financial Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom. This Notice is issued in Hong Kong by Merrill Lynch (Asia Pacific) Limited.

Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), which is handling the sale of the Securities, has no place of business in the UK and is not regulated by the Financial Services Authority. Therefore, with respect to anything done by MLPF&S, the regulatory regime governing an investor's rights will be different than that of investors' rights in the UK, and the UK rules for the protection of private investors and the UK Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for UK investors.

Investors should also note the following:

     (a) The Securities are denominated in United States dollars. Investors that purchase securities with a currency other than U.S. dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

     (b) The price and value of the Securities and the income from them can fluctuate and may fall against the investor's interest and an investor may get back less than he invested.

     (c) Investment in the Securities may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Securities and the suitability of purchasing the Securities in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

     (d) Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of any Securities.

     (e) MLPF&S or one of its affiliates may be the only market maker, if any, in the Securities.

     (f) Information relating to taxation is based on information currently available. The levels and bases of, and reliefs from, taxation in relevant jurisdictions can change. The value of any reliefs depends upon the circumstances of the investor. See additional comments about taxation above.


                   The date of this Notice is April 5, 2004

     This Notice supplements the Preliminary Prospectus Supplement, dated
          April 5, 2004, and the Prospectus, dated November 26, 2003.